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                                                                     EXHIBIT 4.4


                       CERTIFICATE OF LIMITED PARTNERSHIP
                                       OF
                          GEORGIA POWER CAPITAL, L.P.


         This Certificate of Limited Partnership of Georgia Power Capital, L.P. (the "Partnership"), dated as of November 9, 1994, is being duly executed and filed by Georgia Power Company, a Georgia corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 17-101, et seq.).

         1. Name. The name of the limited partnership formed hereby is Georgia Power Capital, L.P.

         2. Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

         3. Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

         4. General Partner. The name and the business address of the sole general partner of the Partnership are: Georgia Power Company, 333 Piedmont Avenue, N.E., Atlanta, Georgia 30308.
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         IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Limited Partnership as of the date first-above written.


                                           GEORGIA POWER COMPANY,
                                                   General Partner



                                         By:  __________________________________
                                              Name:
                                              Title: